Exhibit 23.2

Consent of Independent Accountants

The Board of Directors
FuelCell Energy, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 of FuelCell Energy, Inc. of our report dated December 9, 2002, relating to the consolidated balance sheets of FuelCell Energy, Inc. as of October 31, 2002 and 2001 and the related consolidated statements of loss, changes in shareholders' equity and cash flows for each of the years in the three-year period ended October 31, 2002, which report appears in the October 31, 2002 annual report on Form 10-K of FuelCell Energy, Inc., and to our report dated September 30, 2003, with respect to the compilation of the Unaudited Pro Forma Condensed Combined Financial Statements of FuelCell Energy, Inc. contained in the Joint Management Information Circular and Proxy Statement filed by FuelCell Energy, Inc. on Schedule 14A on October 6, 2003, and to the reference to our firm under the heading "Experts" in the prospectus contained therein. The portion of our report dated September 30, 2003, with respect to the compilation of the pro forma adjustments appearing in the Company's pro forma condensed combined balance sheet as of July 31, 2003, and the pro forma condensed combined statement of operations for the nine months then ended, and the year ended October 31, 2002, is not a "report" or a "part" of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Securities Act of 1933; accordingly, this consent does not relate to such portion of that report.

/s/ KPMG LLP

Hartford, Connecticut
September 30, 2003